Exhibit 8.1

List of Significant Subsidiaries of United Microelectronics Corporation

Company	Jurisdiction of Incorporation	Percentage of Ownership as of December 31, 2020
UMC Group (USA)	U.S.A	100.00%
United Microelectronics (Europe) B.V.	The Netherlands	100.00%
UMC Capital Corp.	Cayman Islands	100.00%
TLC Capital Co., Ltd.	Taiwan, R.O.C.	100.00%
Green Earth Limited	Samoa	100.00%
Fortune Venture Capital Corp.	Taiwan, R.O.C.	100.00%
UMC Investment (Samoa) Limited	Samoa	100.00%
ECP Vita Pte. Ltd.	Singapore	100.00%
Soaring Capital Corp.	Samoa	100.00%
Unitruth Advisor (Shanghai) Co., Ltd.	China	100.00%
Tera Energy Development Co., Ltd.	Taiwan, R.O.C.	100.00%
United Microchip Corporation	Cayman Islands	100.00%
Wavetek Microelectronics Corporation	Taiwan, R.O.C.	81.40%
Everrich Energy Investment (HK) Limited	China	100.00%
Everrich (Shandong) Energy Co., Ltd.	China	100.00%
Wavetek Microelectronics Investment (Samoa) Limited	Samoa	81.40%
Wavetek Microelectronics Corporation (USA)	U.S.A.	81.40%
Best Elite International Limited	British Virgin Islands	100.00%
Infoshine Technology Limited	British Virgin Islands	100.00%
Oakwood Associates Limited	British Virgin Islands	100.00%
Hejian Technology (Suzhou) Co., Ltd.	China	99.9985%
UnitedDS Semiconductor (Shandong) Co., Ltd.	China	99.9985%
United Semiconductor (Xiamen) Co., Ltd.	China	67.76%
UMC Korea Co., Ltd.	Korea	100.00%
Omni Global Limited	Samoa	100.00%
United Microtechnology Corporation (California)	U.S.A.	100.00%
Sino Paragon Limited	Samoa	100.00%
UMC Technology Japan Co., Ltd.	Japan	100.00%
United Semiconductor Japan Co., Ltd.	Japan	100.00%